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NEWS RELEASE

Equitrans Midstream Corporation and EQM Midstream Partners Appoint Diana M. Charletta as President

PITTSBURGH, PA (July 15, 2019) -- Equitrans Midstream Corporation (NYSE: ETRN) today announced the appointment of Diana M. Charletta as president of Equitrans Midstream Corporation (ETRN or Company) and president of the general partner (EQM General Partner) of EQM Midstream Partners, LP (NYSE: EQM), the Company's publicly traded subsidiary. Charletta will retain her current position of chief operating officer for both ETRN and the EQM General Partner, as well as continue as a member of the EQM General Partner's Board of Directors.

"Throughout her 25-year career, Diana has been successful at every level and excelled in her accomplishments as she earned her way to become president and chief operating officer of Equitrans Midstream," said Thomas F. Karam, chairman and chief executive officer of Equitrans Midstream. "Diana is a respected leader among her peers and across the organization; and she possesses an unmatched and deep-rooted scope of operational experience that will benefit Equitrans Midstream as we continue our quest to be the premier midstream services provider in North America."

Charletta began her energy career in 1992 with Chevron, working as a roustabout and engineer; and then joined Quicksilver Resources (formerly Mercury Exploration Company) as a petroleum engineer. In 2002, Charletta joined EQT Corporation, the former parent company of ETRN and EQM, as a senior pipeline engineer and during her tenure held various management positions with increased responsibility. She was promoted to manager of pipeline engineering in 2005 and became director of gas systems planning in 2008. In 2010, Charletta became vice president of gas management and transportation; she assumed the role of senior vice president of midstream operations in 2013; and was promoted to senior vice president of midstream engineering and construction in 2017. In September 2018, Charletta was appointed executive vice president and chief operating officer for ETRN; and in October 2018, she was appointed to the same roles for the EQM General Partner.

ETRN's Board also elected Mr. Karam chairman of the Board; and he will retain his current roles of chief executive officer for both ETRN and the EQM General Partner, and chairman of the EQM General Partner. David L. Porges, former ETRN chairman, will remain a director on the ETRN Board. The executive appointments and changes to the ETRN Board were effective July 10, 2019.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America's growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and a majority ownership of the limited partner interest in EQM Midstream Partners, LP.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

About EQM Midstream Partners: EQM Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed to own, operate, acquire and develop midstream assets in the Appalachian Basin. As one of the largest gatherers of natural gas in the United States, EQM provides midstream services to producers, utilities and other customers through its strategically-located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and also owns and/or operates approximately 2,400 miles of high-and low-pressure gathering lines. For more information on EQM visit www.eqm-midstreampartners.com Analyst/Investor inquiries: Nate Tetlow — Vice President, Corporate Development and Investor Relations 412-553-5834 ntetlow@equitransmidstream.com Media inquiries: Natalie A. Cox — Director, Corporate Communications 412-395-3941 ncox@equitransmidstream.com Source: Equitrans Midstream Corporation 2